Exhibit 1.01

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Software Agrees to Acquire Informance for Expansion of CDC Factory Product Line

Marks Second Acquisition Agreement in Less Than 100 Days

HONG KONG, ATLANTA, May 14, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced it has signed a binding term sheet to acquire, Informance International, a provider of enterprise manufacturing intelligence (EMI) solutions, in exchange for shares of CDC Software. The acquisition is subject to several customary closing conditions, including the execution of definitive documentation related to the acquisition, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software.

In the event the acquisition of this EMI developer is completed, Informance’s solutions are expected to be integrated into the CDC Factory business. EMI solutions bring a corporation’s manufacturing-related data together from many sources for reporting, analysis, visual summaries, and passing data between enterprise-level and plant-floor systems. This transaction is anticipated to help increase the market share of the CDC Factory manufacturing operations management (MOM) solutions.

This marks the latest of several strategic initiatives taken by CDC Corporation for its core businesses, which includes the negotiation and purchase of almost 75 percent of its $168 million outstanding amount of 3.75 percent Senior Exchangeable Convertible debentures due 2011 from all of its note holders at average prices below par. In addition, CDC Software recently signed a binding term sheet to acquire WKD Solutions Ltd., a leading provider of supply chain event management and business activity monitoring (BAM) solutions.

CDC Factory is one of the industry’s first packaged solutions combining the actionable intelligence functionality of EMI with the workforce empowerment of Manufacturing Operations Management (MOM) that helps manufacturers improve efficiencies and reduce costs on the plant floor. The solution provides real-time visibility into detailed operating metrics that include production rates, yields, utilization, and per-unit cost. CDC Factory specifically helps many manufacturers address rising costs for materials and packaging during these recessionary market conditions within their industry by identifying new ways of driving continuous improvement, increasing capacity and facilitating cost reduction on the plant floor.

CDC Software believes the combination of CDC Factory and Informance would create a very compelling product offering. In his article CDC Factory To Boost Intelligence With Informance International, Simon Jacobson, research director at AMR Research, says: “A combined offering would differentiate significantly against tactical OEE and EMI toolkits as well as against other ERP-provider driven approaches.”

“Informance is expected to bring extended EMI functionality to CDC Factory’s feature-rich, packaged MOM solution, and to help strengthen our position in the Tier 1 market, as well as the CPG industry,” said Mark Sutcliffe, president of CDC Factory product line. “CDC Factory is the fastest growing product line of CDC Software and we believe this acquisition will help strengthen the already significant market share our MOM solution has achieved in the Food & Beverage segment. We believe that the combination of CDC Software and Informance products would create a unique, packaged offering for the marketplace tailored for manufacturers seeking a scalable Overall Equipment Effectiveness (OEE) solution across multiple business units and geographies. We also believe this product set, which also includes CDC Factory’s SAP-certified offering, would be the only solution of its kind that directly addresses operational excellence for the factory floor.”

“We are excited about the possibility of teaming up with CDC Software,” said Sunil Singh, CEO of Informance. “With the completion of this acquisition we will be able to leverage CDC Software’s global technology and business infrastructure that includes worldwide 24/7 support, a vast network of sales channels, marketing and advanced product engineering centers in India and China. We believe CDC Software’s additional product technology will enable our customers to enhance the ROI on our EMI software by leveraging the deep functionality of CDC Factory’s MOM solution.”

“We believe this transaction could illustrate the value in our core assets, and we hope this will allow us to focus on ramping-up our acquisition strategy,” said Peter Yip, CEO of CDC Corporation. “CDC Software’s acquisition strategy is a key part of the company’s scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in growing in under-penetrated vertical markets, cost effective product engineering centers in India and China and a global network of direct sales and channel operations. This potential acquisition also closely aligns with the strategic growth initiatives that we are pursuing to help unlock the value of CDC Corporation and its businesses.

About Informance International
Informance delivers Enterprise Manufacturing Intelligence (EMI) solutions that also includes a software as a service (SaaS) offering to help clients accelerate operational performance initiatives, drive operating strategies and capture actionable insight. Using Informance, manufacturing teams can drive corporate initiatives like Lean, Six Sigma, TPM, and other continuous improvement methods. Clients quickly unlock hidden capacity, increase productivity without additional capital investment, reduce inventory and labor costs, and increase working capital.

About CDC Factory
CDC Factory is the only technology innovation to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for your plant workforce and executive management.

Utilizing real-time plant metrics such as Overall Equipment Effectiveness (OEE) and cost per unit, CDC Factory provides a real-time framework that unites scheduling, operations, quality and maintenance and delivers substantial performance improvements. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, Informance, our expected acquisition of Informance, the earnings-accretive nature thereof and the completion, effects and expected benefits thereof, our beliefs regarding the benefits of Informance products to customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through our proposed acquisition of Informance, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our possible market share and ability to attain future expansion and success with customers of CDC Software and Informance, our beliefs regarding the timing, novelty and availability for any products developed, our beliefs regarding our ability to integrate Informance with ours, the belief regarding the existence and success of synergies between Informance and CDC Software and our ability to continue to provide MOM and EMI solutions that help improve efficiencies and cut costs on the plant floor that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of Informance on favorable terms, if at all, and the ability of CDC Software and/or Informance products to address the business requirements of the market, demand for and market acceptance of CDC Software and/or Informance technology, and the ability of CDC Software to successfully integrate Informance technology into the CDC Factory product line. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.